Forward Air Provides Update on First Quarter 2024 Non-GAAP Financial Measures Consolidated EBITDA Increases from $300 Million to $324 Million Following Addition of Allowable Addbacks GREENEVILLE, Tenn.—June 27, 2024 -- Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”) today announced updates to certain previously released non-GAAP financial measures for the twelve months ended March 31, 2024, to include adjustments to the previously released non-GAAP financial measures. When Forward released first quarter 2024 earnings on May 8, 2024, the Company made available to investors a conference call presentation, page 19 of which set forth a calculation intended to provide visibility into the Company’s calculation of “Consolidated EBITDA” under the Company’s existing credit agreement for the last twelve months (“LTM”) ended March 31, 2024. In the May 8, 2024 presentation, the Company calculated Consolidated EBITDA of $300 million, which included several one-time costs and pro forma adjustments related to the acquisition of Omni Logistics (“Omni”). After performing a thorough assessment of all available addbacks permitted under the credit agreement, the Company has revised its calculation of Consolidated EBITDA for the twelve months ended March 31, 2024 to approximately $324 million. As a result, Forward’s revised Consolidated First Lien Net Leverage Ratio would have been 5.1x for the quarter ended March 31, 2024, compared to 5.5x as reported on May 8, 2024. Beginning with the fiscal quarter ending June 30, 2024, the Company is required to comply with a financial performance covenant under the credit agreement that sets a maximum Consolidated First Lien Net Leverage Ratio of 6.0x. In addition, the Company has taken further cost reduction actions that it believes will add approximately $20 million of incremental Consolidated EBITDA to Forward’s second quarter results. Chief Executive Officer Shawn Stewart said, “We wanted to provide this adjustment to our first quarter reporting as part of the new leadership’s commitment to increased transparency. We are aggressively taking action to improve profitability, maximize synergy capture and drive our leadership in global supply chain and domestic transportation services so that we can create value for our customers, employees and shareholders. We are focused on execution and continue to be optimistic about the opportunities ahead and our long-term growth trajectory. We look forward to sharing more details on our progress on our second quarter earnings conference call.”

Revised LTM 3/31/24 Consolidated EBITDA (in millions) Non-GAAP Financial Measures In this press release, the Company presents Consolidated EBITDA, which is a non-GAAP financial measure derived on the basis of methodologies other than in accordance with GAAP. The Company believes that meaningful analysis of its financial performance requires an understanding of the factors underlying that performance, including an understanding of items that are non-operational. Management uses this non-GAAP financial measure in making financial, operating, compensation and planning decisions as well as evaluating the Company’s performance. The Company defines Consolidated EBITDA as earnings before interest, taxes, depreciation and amortization, plus certain other add-backs and adjustments that are contemplated by the Company’s Credit Agreement dated December 19, 2023, as subsequently amended. The Company believes that Consolidated EBITDA improves comparability from period to period by removing the impact of its capital structure (interest and financing expenses), asset base (depreciation and amortization) and tax impacts and the non-recurring impacts of the merger by and between Forward and Omni and making certain proforma adjustments as allowed under the credit agreement. LTM Net Income (216) Business Dispositions (Final Mile) (122) Omni Merger Transaction Costs 199 Other (severance, retention, change in fair value etc) 44 Consolidated Net Income (95) Net interest expense 210 Taxes (2) Depreciation and Amortization 111 Transaction Expenses, Integration Costs and Other Normalizing Adjustments 34 Cost Synergies 67 Consolidated EBITDA 324

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s financial results prepared in accordance with GAAP. Non-GAAP financial information does not represent a comprehensive basis of accounting. As required by the Securities and Exchange Act of 1933 and the rules and regulations promulgated thereunder, the Company has included in the table above, for the periods indicated, a reconciliation of Consolidated EBITDA to the most directly comparable GAAP financial measure. About Forward Air Corporation Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer truckload brokerage services, including dedicated fleet services, and intermodal, first- and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. Forward also operates a full portfolio of multimodal solutions, both domestically and internationally, via Omni Logistics. Omni Logistics is a global provider of air, ocean and ground services for mission-critical freight. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com. This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding, among other things (i) its performance for the second quarter of 2024, and (ii) performance of the Company’s initiatives. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the second quarter of 2024 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date. Contact: Forward Air Corporation Justin Moss (404) 362-8933 jmoss@forwardair.com